Exhibit 99

                   [First Midwest Financial, Inc. Letterhead]



                                            FOR IMMEDIATE RELEASE
                                            Contact: Investor Relations
                                            Telephone: 712.732.4117


FIRST MIDWEST FINANCIAL, INC. DECLARES CASH DIVIDEND AND ANNOUNCES STOCK PURCHASE BY ESOP

(Storm Lake, Iowa - August 26, 2002) First Midwest Financial, Inc. announced that the Company will pay a cash dividend of $0.13 per share for the fourth fiscal quarter of 2002. This dividend will be payable on or about October 1, 2002 to shareholders of record as of September 13, 2002. The Company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

First Midwest also announced that the Board of Directors has authorized the Trustee of the Company's Employee Stock Ownership Plan (ESOP) to purchase up to 50,000 shares of the Company's outstanding common stock. The shares will be used in future distributions to participants in the Company's ESOP.

At June 30, 2002, First Midwest Financial, Inc. had assets of $587 million and shareholders' equity of $44.1 million, or $17.89 per common share outstanding. The company's stock is traded on the Nasdaq National Market under the symbol "CASH."






Corporate Profile: First Midwest Financial, Inc. is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.